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                                                                    Exhibit 99.1

                  INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

PREFACE

Inland Western Retail Real Estate Trust, Inc. (the "Company") expects and requires all of its directors, officers and employees of the Company (including the directors, officers and employees of all affiliates of the Company that provide services to or for the benefit of the Company)(individually, a "Covered Person," and collectively, the "Covered Parties") to conduct business in accordance with the highest ethical standards, and, in connection therewith, to act in accordance with the highest standards of personal and professional integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to comply with all applicable laws and governmental rules and regulations, to deter wrongdoing, to abide by the Company's policies and procedures adopted that govern the conduct of the Covered Parties, and to promptly report to the appropriate parties violations of this Code of Business Conduct and Ethics (this "Code of Ethics"). This Code of Ethics sets out the principles and rules to which all Covered Parties are expected to adhere and advocate in satisfying and meeting these standards. This Code of Ethics is intended to act as a guide to for the making of business decisions and actions taken by the Covered Parties in accordance with the highest standards of ethical conduct. It is impossible to anticipate, and this Code of Ethics is not intended to address, all matters, decisions and circumstances with which the Covered Parties may be confronted. If faced with any matter, decision or circumstance not addressed by this Code of Ethics, the Covered Parties are, nevertheless, expected to observe the highest standards of business and personal ethics in the performance of their duties and responsibilities. For the purposes of this Code of Ethics, the term "General Counsel" shall mean the person designated by the Company from time to time as the General Counsel of the Company, and the term "Human Resources Reporting Person" shall mean the person designated by the Company from time to time as the appropriate person providing human resources services to or for the benefit of the Company to whom questions, issues and violations (or potential violations) of this Code of Ethics are to be reported.

HONEST AND ETHICAL CONDUCT; CONFLICTS OF INTEREST; FAIR DEALING; COMPANY ASSETS; AND CONFIDENTIALITY

Each Covered Person is required to act with integrity and exhibit and promote the highest standards of honest and ethical conduct by:

     - Avoiding, and eliminating the appearance or occurrence of, conflicts between what is in the best interest of the Company and what could result in personal gain for a Covered Person, or a family member of a Covered Person. An actual conflict of interest occurs when a person's private interests interfere in any way with the interests of the Company. Apparent conflicts of interest occur where a reasonable, objective observer could assume or imply a conflict of interest which, in turn, leads to a loss of objectivity in dealing with or on behalf of the Company. If any Covered Person believes that he or she has a conflict of interest, or something that an objective observer could perceive as a conflict of interest, then such conflict or potential conflict must be immediately reported to the Human Resources Reporting Person and the General Counsel, together with a full disclosure of the circumstances. Where conflicts of interest arise, the Covered Person involved must refrain from participating in any decision making process. No Covered Person should have any undisclosed, unapproved financial or other business relationship with Company

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          tenants, service providers, suppliers or competitors that could impair the independence of any judgment that may need to be made by such Covered Person on behalf of the Company.
     - Not engaging in any activity that would compromise professional ethics or otherwise prejudice the ability to carry out their duties performed to or for the benefit of the Company.
     - Not competing with the Company or taking for themselves opportunities that are discovered through use of Company property, information or position.
     - Dealing fairly with customers, tenants, service providers, suppliers, competitors, and other Covered Parties. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts or any unfair dealing practice.
     - Protecting and preserving the Company's assets and ensuring their efficient use. All Company assets should be used only for legitimate business purposes, and not for personal gain.
     - Informing senior management of the Company of deviations in practice from policies and procedures governing honest and ethical behavior, of illegal behavior, and of any potential conflicts of interest.
     - Taking all reasonable measures to maintain and protect the confidentiality of non-public information about the Company, its tenants, customers and third parties obtained or created in connection with Company business, to prevent the unauthorized disclosure or use of such information unless required by applicable law or regulation or legal or regulatory process, and to prohibit the use of confidential information acquired in the performance of work for unethical or illegal advantage. If any Covered Person has any question or doubt as to whether the confidentiality of any information should be maintained or whether any information is public or non-public, then such Covered Person should refrain from disclosing any such information and immediately contact the Human Resources Reporting Person or the General Counsel. Any question or concern regarding whether disclosure of Company information is legally required should be promptly referred to the Human Resources Reporting Person or the General Counsel.
Senior officers of the Company will promote compliance with all of the foregoing principles and rules by establishing and effecting policies and procedures that encourage and reward professional integrity in all aspects of the financial organization, and that eliminate inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself. Senior officers of the Company will demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the Company, and taking reasonable efforts to ensure that Covered Parties are made aware of and understand this Code of Ethics and the Company's policies and procedures regarding and established pursuant to this Code of Ethics.

FINANCIAL RECORDS AND PERIODIC REPORTS

Senior financial officers of the Company will establish and manage the Company transactions and reporting systems and procedures:

     - To ensure that business transactions are properly authorized and completely and accurately recorded in a timely manner on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Company financial policy.

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     -    For the protection, preservation, retention and proper disposal of
          Company records in accordance with established Company financial policies and applicable legal and regulatory requirements.
     - To ensure that no action is taken to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements misleading.
     - To ensure that periodic financial communications and reports will be delivered in a timely manner that facilitates the highest degree of fairness, clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.
Each Covered Person involved in the recording of Company transactions and in the financial reporting aspects of the Company is required to be familiar with and to comply with the Company transactions and reporting procedures established pursuant to this Code of Ethics applicable to the duties and responsibilities of such Covered Person.

COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Senior Company officers will establish and maintain mechanisms to:

     - Educate the Covered Parties about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the Company generally.
     - Monitor the compliance of the Company with any federal, state or local statute, regulation, listing standard or administrative rule applicable to or binding upon the Company.
     - Identify, report and correct in a swift and certain manner, any possible deviations from or violations of any federal, state or local statute, listing standard or regulation applicable to or binding upon the Company.
All Covered Parties must respect and comply with all federal, state or local statutes, regulations or administrative procedures that affect the operation of the finance organization and the Company, Covered Parties should report any known or suspected violation or potential violation of any federal, state or local statute, listing standard or regulation applicable to or binding upon the Company. If any Covered Person has any question or doubt whether any conduct or course of action is lawful, the advice must be immediately sought from the General Counsel.

REPORTING; ACCOUNTABILITY; WAIVERS; DISCIPLINARY ACTION; ANTI-RETALIATION; AND OTHER ITEMS

All Covered Parties are expected to read and be familiar with this Code of Ethics. All Covered Parties will be held accountable for their compliance with and adherence to this Code of Ethics. Copies of this Code of Ethics will be supplied to all Covered Parties, and are available on the Company website or upon request of the Human Resources Reporting Person.

Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Disciplinary action will be determined based on the facts and circumstances of each particular situation. Violations of this Code of Ethics, together with the corresponding disciplinary action, may be made public by the Company. Violation of this Code of Ethics may also constitute a violation of law and may result in civil and criminal penalties.

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From time to time, and on a case-by-case basis, a committee of the Board of
Directors of the Company comprised solely of independent directors may waive certain provisions of this Code of Ethics. Any Covered Person that believes a waiver may be appropriate should discuss this matter with the Human Resources Reporting Person, the General Counsel or with outside counsel. It is unlikely that the Board would grant any waiver of the Code of Ethics.

All Covered Parties have a duty and obligation and are required to promptly notify the Human Resources Reporting Person or the General Counsel of any known or suspected violations of this Code of Ethics or any policies or procedures established pursuant to this Code of Ethics, together with a full disclosure of the known facts and circumstances of such violation or suspected violation. Failure to do so may itself constitute a violation of this Code of Ethics. Covered Parties are expected to identify and report known potential issues before they lead to problems. Upon the request of the person reporting any violation or potential violation of this Code of Ethics, the Company will use reasonable efforts to keep all such communication confidential, subject to any disclosure required by applicable law. Covered Parties have the right to choose to remain anonymous in reporting any possible violation of this Code of Ethics. Except to the extent required by applicable law, any Covered Person reporting any violation or potential violation of this Code of Ethics must not discuss or disclose any information relating to any ensuing investigation or the related compliant to any person not involved in such investigation.

At no time will there be any retaliation by the Company against any Covered Person who acts in good faith in reporting any violation or suspected violation of this Code of Ethics or any potential issue with respect to this Code of Ethics. Additionally, the Company strictly prohibits any retaliation against any Covered Person who reports in good faith any violation or suspected violation of this Code of Ethics. Any retaliation against any Covered Person will be subject to disciplinary action, including potential termination of employment.

If any Covered Person has any questions regarding this Code of Ethics, or the best course of action in a particular situation, they should promptly contact the Human Resources Reporting Person.

This Code or Ethics is not intended to and does not constitute a contract of employment. The Company reserves the right, at any time and from time to time, to amend, supplement, replace or eliminate this Code of Ethics in its sole and absolute discretion and without any prior notice.